MAA Announces Acquisition

MEMPHIS, Tenn., April 3, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Adalay Bay, a 240-unit apartment community located in Chesapeake, Virginia.

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Adalay Bay was developed in 2002 and is located in the very desirable Hampton Roads area of Chesapeake which is part of the Norfolk-Virginia Beach-Newport News metropolitan statistical area. Hampton Roads is home to the commercial Port of Hampton Roads which is serviced by 90% of the world's shipping lines and a strong and growing technology industry. Numerous Fortune 500 companies have a presence in Hampton Roads including Norfolk Southern, 3M, AT&T, Boeing, Federal Express, Anheuser-Busch, Xerox and Lockheed Martin, to name a few. Hampton Roads also boasts a strong tourism industry with attractions including Colonial Williamsburg, the Maritime Center, Busch Gardens and Virginia Beach.

The community offers upscale amenities including a resort-style pool, picnic area with outdoor grills, exterior storage units and detached garages. Units average 1,026 square feet and include 9' ceilings with crown molding, garden tubs oversized walk-in closets and sunrooms.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are excited to be expanding our operations in southeast Virginia. Chesapeake's growth in employment opportunities supports its recognition as having one of the strongest economies in the United States. We believe our operating strength combined with the strong market fundamentals of the area will create attractive new value for our shareholders."

The acquisition was funded by a public offering of 1,955,000 shares of common stock earlier in the year.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,777 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com